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                                  [LETTERHEAD]


January 20, 1997



Re:  Valuation Appraisal of Market Financial Corporation
     The Market Building and Saving Company
     Mt. Healthy, Ohio



     We hereby consent to the use of our firm's name, Keller & Company, Inc., and the reference to our firm as experts in the Application for Approval of Conversion on Form AC to be filed with the Office of Thrift Supervision on or about January 22, 1997, and to the statements with respect to us and the reference to our Valuation Appraisal Report in the Prospectus and in Amendment No. 1 to the Form AC and Pre-Effective Amendment No. 1 to the Form S-1 to be filed with the Securities and Exchange Commission.

Sincerely,

KELLER & COMPANY, INC.




by:      /s/ Michael R. Keller
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          Michael R. Keller
          President